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                                                                    EXHIBIT 1(b)



                     Amendment 1 to Underwriting Agreement
                                 by and between
                    Merrill Lynch Life Insurance Company and
              Merrill Lynch, Pierce, Fenner & Smith, Incorporated



The above-referenced Underwriting Agreement dated February 21, 1989, is hereby amended as follows:


      1. Notwithstanding anything in the Underwriting Agreement to the contrary, MLLIC shall own and have custody of its general corporate accounts and records. During the term of the Underwriting Agreement, MLLIC shall have access to any records relating to the Contracts created by or within the possession of MLPF&S. Upon termination of the Underwriting Agreement, MLLIC shall have a right to copies of all such records.

      2. The Underwriting Agreement shall not be assigned by MLPF&S or MLLIC without the consent of those parties as well as the consent of those regulators who may require consent.

      3. MLLIC shall have ultimate control of, and responsibility for, any functions delegated to the Underwriter under this Underwriting Agreement.
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      IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment
1 to Underwriting Agreement by and between Merrill Lynch Life Insurance Company and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as of the 15th day of December, 1994.





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
Merrill Lynch Life Insurance Company                     Merrill Lynch, Pierce, Fenner & Smith
                                                         Incorporated


By:                                                      By:

Name: /s/ Edward W. Diffin                               Name:   /s/ Barry G. Skolnick
      --------------------                                       ---------------------
Title:    Vice President & Senior Counsel                Title:  First Vice President &
                                                             Assistant General Counsel
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